UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 22, 2011

NFINANSE INC.
(Exact name of registrant specified in its charter)
Nevada	000-33389	65-1071956
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3923 Coconut Palm Drive, Suite 107, Tampa, Florida	33619
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(813) 367-4400
Not applicable.
(Former name and former address, if changed since last report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

During the period from June 29, 2007 through December 1, 2009, nFinanSe Inc. (the “Company”) issued certain warrants (collectively, the “Warrants”) to Northwood Capital Partners, L.P to purchase approximately 2,249,763 shares of the Company’s common stock.  On March 22, 2011, the Company entered into an amendment with Northwood Capital Partners, L.P. to restrict the exercisability of the Warrants until either: (i) the Chief Executive Officer of the Company provides certification that sufficient shares of the Company’s common stock are available to permit the exercise of the Warrants; or (ii) the number of authorized shares of the Company’s common stock has been increased to a minimum of 225,000,000 shares.

Further, the Company agreed to seek stockholder approval at its May 2011 Annual Meeting of Stockholders to increase the number of shares of authorized common stock to 250,000,000 shares.  Due to this limitation on the right to exercise, none of the Warrants are currently exercisable.

The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Amendment No. 3 to Warrants dated March 22, 2011 between nFinanSe Inc. and Northwood Capital Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NFINANSE INC.

Date:	March 28, 2011	By:	/s/ JERRY R. WELCH
Name: Jerry R. Welch Title: Chief Executive Officer